Exhibit 4.17

DRAFT

Code of Ethics and Conduct

for

Members of the Supervisory Board,

Management Board and Senior Management,

and other Employees,

of

LION bioscience Aktiengesellschaft

It is the policy of LION bioscience Aktiengesellschaft, a German corporation (the “Company”), that the members of the supervisory board, management board and senior management (collectively, the “Members”), and all other employees, of the Company and of each of its subsidiaries (collectively, the “Company”) adhere to the following principles governing their professional and ethical conduct in the fulfillment of their respective responsibilities:

1.	Each Member and employee shall act with honesty and integrity and in an ethical manner. Each Member and employee shall endeavour to deal fairly with the Company’s customers, suppliers, competitors and employees.

2.	Each Member and employee shall avoid conflicts of interest between his or her personal, private interests and the interests of the Company and seek to avoid the appearance of such conflicts of interest. A conflict of interest may arise when an individual takes actions or has interests that make it difficult to perform his or her Company work objectively and effectively, or when an individual uses his or her position at the Company for improper personal benefit. Actual and potential conflicts of interest must be promptly called to the attention of the Chief Executive Officer or Chief Financial Officer of the Company. Any transactions or relationships of a Member potentially involving any such conflict of interest shall be prohibited except with the prior written consent of the Company’s Supervisory Board. Any such conflicts of interest or potential conflicts of interest shall be resolved in an ethical manner with due consideration being given to the legitimate interests of the Company.

3.	Each Member and employee shall perform his or her responsibilities and duties in such a manner as to ensure that periodic reports required to be filed with e.g. the Securities and Exchange Commission and other public communications made by the Company, including press releases and spoken statements, contain information that is full, fair, accurate, timely and understandable.

4.	Each Member and employee shall comply with all applicable laws and governmental entities applicable to the Company, and the rules and regulations of agencies having jurisdiction over the Company, including, but not limited to, the laws pertaining to insider trading of Company securities.

5.	Each Member and employee shall act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing his or her independent judgment to be compromised.

6.	Each Member and employee shall respect the confidentiality of information acquired in the course of the performance of his or her responsibilities, except when authorized by persons with appropriate authority or legally obligated to disclose such information. No Member or employee shall use confidential information acquired in the course of the performance of his or her responsibilities for improper personal advantage. The prohibitions of this paragraph are intended to be in addition to, and not in limitation of, any other obligations of confidentiality a Member or employee owes to the Company.

7.	Each Member and employee shall proactively attempt to promote ethical behavior among his or her subordinates and peers.

8.	Each Member and employee shall use Company assets and resources employed by or entrusted to him or her in a responsible manner for legitimate business purposes and not for improper personal advantage.

9.	No Member or employee shall exploit corporate opportunities or compete with the Company.

Any violation or potential violation of this code by a Member should be promptly reported to the Chief Executive Officer or Chief Financial Officer of the Company, who will report all such reported violations and potential violations to the Company’s Supervisory Board. Any such violation or potential violation also may be reported directly to the Supervisory Board or any member thereof, or to any other Member that the person reporting deems to be appropriate. There will be no reprisals for reporting an actual or possible violation of this code provided the reporting person is not a party to or responsible for (alone or with others) the violation. With respect to Members, the Supervisory Board shall have the power and authority to monitor compliance with this code, investigate potential or alleged violations of the code, make determinations (including acting on requests for waivers from the provisions hereof) and make decisions (or recommendations to appropriate Members) with respect to penalties and consequences for violations of this code, including dismissal of the offender (after opportunity to be heard). If, in the determination of the Supervisory Board with the assistance of counsel, any violation amounts to, or potentially amounts to, illegal activity, the Company may report the violation to appropriate authorities.

Any violation or potential violation of this code by an employee, other than a Member, should be promptly reported to the Chief Executive Officer or Chief Financial Officer of the Company or to any other Member that the person reporting deems to be appropriate. Employees who violate this code may be subject to disciplinary action (after opportunity to be heard). It is also important to understand that violation of certain of the policies set forth in this code may subject the individual employee to civil liability and damages, regulatory sanction and/or criminal prosecution. There will be no reprisals for reporting an actual or possible violation of this code provided the reporting person is not a party to or responsible for (alone or with others) the violation.

Each Member shall be required to acknowledge and certify as to his or her compliance with this code.

Any waivers of this code for Members must be approved by the Supervisory Board and must be disclosed (including the reasons for the waiver) in the Company’s public filings in accordance with all laws and rules applicable to the Company. In addition, substantive amendments to this code must be disclosed in the Company’s public filings in accordance with all laws and rules applicable to the Company.